Filed Pursuant to Rule 424(b)(5)
Registration No. 333-253236

This preliminary prospectus supplement and the accompanying prospectus, relating to an effective registration statement under the Securities Act of 1933, as amended, is not complete and may be changed. A registration statement relating to these securities is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 15, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 18, 2021)

14,000,000 Shares

Colfax Corporation

Common Stock

We are offering 14,000,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) and trades under the ticker symbol “CFX.” On March 12, 2021, the last reported sale price of our common stock on the NYSE was $50.00 per share.

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT AND IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) THAT ARE INCORPORATED BY REFERENCE HEREIN.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional information regarding compensation payable to the underwriters.

We have granted the underwriters a 30-day option to purchase up to an additional 2,100,000 shares of our common stock on the same terms and conditions as set forth above.

The underwriters expect to deliver the shares on or about                , 2021.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC	Evercore ISI	Morgan Stanley	UBS Investment Bank

The date of this prospectus supplement is                , 2021.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. We provide information to you in two separate documents: (1) this prospectus supplement, which describes the specific terms of this offering and adds to and updates information contained and incorporated by reference in the accompanying prospectus; and (2) the accompanying prospectus, which provides general information. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. See “Where You Can Find More Information” and “Incorporation By Reference.”

You should only rely on the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters take responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “Colfax,” “we,” “us” and “our” refer to Colfax Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (File No. 333-253236) with respect to the shares of common stock offered by this prospectus supplement. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. You should read the registration statement for further information about us and the shares of common stock offered by this prospectus supplement.

Statements contained and incorporated by reference in this prospectus supplement and any free writing prospectus that we have authorized about the provisions or contents of any agreement or other document are not necessarily complete. If the rules and regulations of the SEC require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our investor relations website, ir.colfaxcorp.com, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases and other material information about us is routinely posted on and accessible at ir.colfaxcorp.com. Additionally, the SEC maintains a website, www.sec.gov, that contains reports, proxy statements and other information regarding issuers, including us, that are filed electronically with the SEC. The information on or accessible through these websites is not a part of, and should not be construed as being incorporated by reference in, this prospectus supplement.

S-ii

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus supplement, which means that we can disclose important information to you by referring to those documents. The information that we file later with the SEC will automatically update and, in some cases, supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 18, 2021;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2020;

•	Our Current Reports on Form 8-K filed with the SEC on February 23, 2021 and March 5, 2021;

•

The description of our common stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A filed with the SEC on May 5, 2008 registering our common stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by Exhibit 4.8 to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 24, 2020, including any and all amendments and reports filed under Section 13(a) or 15(d) of the Exchange Act for the purpose of updating such description; and

•

Future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed in accordance with SEC rules.

Unless specifically stated to the contrary, none of the information we disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC is or will be incorporated by reference, or otherwise included, in this prospectus supplement.

We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, including any beneficial owner, a copy of any and all of the documents that are summarized and incorporated by reference in this prospectus supplement, if such person makes a written or oral request directed to:

Colfax Corporation

Attn: Corporate Secretary

420 National Business Parkway, 5th Floor

Annapolis Junction, Maryland 20701

(301) 323-9000

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read carefully all of the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Risk Factors,” along with our audited consolidated financial statements and accompanying notes incorporated by reference in this prospectus supplement, before making an investment decision.

Our Business

We are a leading diversified technology company that provides fabrication technology and medical technology products and services to customers around the world, principally under the ESAB and DJO brands. We have been built through a series of acquisitions and organic growth. We seek to build an enduring premier global enterprise by applying the Colfax Business System (“CBS”) to continuously improve our company and pursue growth in revenues and improvements in profit and cash flow.

In January 2012, we completed the acquisition of Charter International plc, which transformed Colfax from its historical roots as a fluid handling business into a diversified industrial enterprise with additional growth platforms in the fragmented fabrication technology sector and air & gas handling products. We strengthened and expanded our fluid handling and air & gas handling operations through acquisitions and the application of CBS before divesting these platforms in December 2017 and September 2019, respectively. The sales of these businesses were part of a strategic transformation of our portfolio to create a faster-growing, less cyclical and higher-margin company with more predictable cash flows.

As part of this transformation, in February 2019, we acquired DJO Global, Inc. (“DJO”), a global developer, manufacturer and distributor of high-quality medical devices with a broad range of products used for orthopedic bracing, reconstructive implants, rehabilitation, pain management and physical therapy. DJO products address the high-margin orthopedic continuum of patient care from injury prevention to rehabilitation from injury or degenerative disease, enabling people to regain or maintain their natural motion.

Our business management system, CBS, is integral to our operations. CBS consists of a comprehensive set of values, behaviors, processes and tools that are designed to drive continuous improvement and create superior value for our customers, shareholders and associates. Rooted in our core values, CBS is our culture. We believe that our management team’s access to, and experience in, the application of the CBS methodology is one of our primary competitive strengths. We have used CBS to accelerate our growth and improve business performance.

We believe our disciplined acquisition program is a strength. Since 2015, we have completed 20 acquisitions to strengthen and accelerate the growth of our businesses. During 2020, we completed five acquisitions and three other investments within our medical technology segment. For more information, see Note 5, “Acquisitions,” to our audited consolidated financial statements incorporated by reference in this prospectus supplement.

In December 2019, a novel coronavirus disease (“COVID-19”) was first reported in China. On March 11, 2020, due to worldwide spread of the virus, the World Health Organization characterized COVID-19 as a pandemic. The COVID-19 global pandemic has resulted in a widespread health crisis, and the resulting impact on governments, businesses and individuals and actions taken by them in response to the situation have resulted in widespread economic disruptions, significantly affecting broader economies and financial markets, and reducing overall demand for our products. As a result, we experienced reduced demand during the first three quarters of 2020. However, we recovered significantly in the last quarter of 2020. During the third and fourth quarters of 2020, we had net income from continuing operations of $16.8 million and $41.5 million, respectively, and adjusted EBITDA of $133.8 million and $141.9 million, respectively, representing adjusted EBITDA of $551.4 million on an annualized basis. For more information regarding adjusted EBITDA, and a reconciliation to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States (“GAAP”), see “—Non-GAAP Financial Data.” The COVID-19 outbreak has caused increased uncertainty in estimates and assumptions affecting the reported amounts of assets and liabilities in our consolidated financial statements as the extent and period of recovery from the COVID-19 outbreak and related economic disruption is difficult to forecast.

The Separation

We currently report our operations through our fabrication technology and medical technology segments. These businesses operate in distinct markets, with unique business opportunities and investment requirements. On March 4, 2021, we announced the intention to separate these businesses into two differentiated, independent publicly traded companies (the “Separation”). The Chairman of our board of directors and co-founder of Colfax, Mitchell P. Rales, is expected to serve on the boards of directors of both companies.

We expect that the Separation will allow each company to: (1) optimize capital allocation for internal investment, M&A and return of capital to shareholders; (2) tailor investment to its specific business profile and strategic priorities in the most efficient manner possible; (3) increase operating flexibility and resources to capitalize on growth opportunities in its respective markets; and (4) improve both investor alignment with its clear value proposition and the ability for investors to value it based on its distinct strategic, operational and financial characteristics. The Separation would also provide each company with an appropriately valued acquisition currency that could be used for larger, transformational transactions.

We intend for the Separation to be structured in a tax-free manner, and we are targeting completion of the Separation for the first quarter of 2022. Completion of the Separation is subject to, among other things, completion of financing and other transactions on satisfactory terms, other steps necessary to qualify the Separation as a tax-free transaction, receipt of other regulatory approvals and final approval from our board of directors. There can be no assurance regarding the form and timing of the Separation or its completion. Details regarding the Separation will be included in our future filings with the SEC.

Fabrication Technology

Our fabrication technology business formulates, develops, manufactures and supplies consumable products and equipment for use in cutting, joining and automated welding, as well as gas control equipment. Products are marketed under several brand names, most notably ESAB, which we believe is well known in the international welding industry. ESAB’s comprehensive range of welding consumables includes electrodes, cored and solid wires and fluxes using a wide range of specialty and other materials, and cutting consumables includes electrodes, nozzles, shields and tips. ESAB’s fabrication technology equipment ranges from portable welding machines to large customized automated cutting and welding systems. ESAB also offers a range of digital software and solutions to help its customers increase their productivity, remotely monitor their welding operations and digitize their documentation. Products are sold into a wide range of global end markets, including infrastructure, wind power, marine, medical/life sciences, pipelines, mobile/off-highway equipment, oil, gas and mining. Sales channels include both independent distributors and direct salespeople, depending on geography and end market.

We believe our fabrication technology business, which competes in a $30 billion market, is the prominent industry player with a substantial position in every major market in the world, combining global scale with regional agility to maximize growth and profits. 50% of our 2020 revenues were derived from developing markets, which are expected to grow greater than twice the rate of more mature markets in North America and Europe. Our business is well-positioned in attractive markets like medical and life sciences.

Over time, we developed a strong innovation engine in our fabrication technology business that we believe creates competitive advantages. The rate of new product introductions has accelerated from 24 in 2016 to 80 in

2020. Our WeldCloud digital product platform is in its early stages of customer adoption and represents another opportunity for differentiation and growth.

Acquisitions are a core part of our strategy and are used to strengthen our businesses and accelerate growth. Acquisitions follow our disciplined process to ensure strategic alignment, rapid integration and attractive long-term financial returns. Over the past five years, our fabrication technology business deployed approximately $400 million to complete and integrate eight acquisitions, and we expect to complete more acquisitions in the following years. Within our fabrication technology business, sales from acquired businesses increased by approximately $4 million from 2019 to 2020, and the gross margin percentage for acquired businesses was approximately 900 basis points higher than for core businesses in 2020.

We have used CBS to promote growth. In combination with our favorable market position and innovation, these commercial tools have enabled us to drive average revenue growth over the past three years that is approximately 300 basis points greater than our key peers, thus expanding our global market share.

We have also used CBS to drive productivity improvements in our supply chain and back office operations. Over the past five years, we reduced the number of key operating sites by 35%, and from 2015 to 2019, we improved our product on-time delivery percentage by 100 basis points. We have an active program to streamline our back office costs through automation, consolidation and increased utilization of lower-cost sites. Between 2016 and 2020, increased productivity, organic growth and acquisitions contributed to the 150 basis point expansion in adjusted EBITDA margins, and we expect more improvement in future years from growth and productivity.

Following the Separation, we expect that the fabrication technology company will continue to be led by our Executive Vice President, Shyam Kambeyanda, who will also serve on its board of directors. Our long-time financial executive and current ESAB business Chief Financial Officer, Kevin Johnson, will serve as its Chief Financial Officer. The company will remain headquartered in Maryland and continue to operate under its well-known brand name, ESAB. The Separation is expected to support the company’s leadership in global industrial markets and position it to further increase market share through innovation and commercial excellence. We expect the company to focus on complementing its growth with operating improvements to further enhance margins and cash flow, as well as to maintain a balanced capital allocation policy focused on growth investments, bolt-on acquisitions and return of capital to shareholders.

Medical Technology

Our medical technology business develops, manufactures and distributes high-quality medical devices with the overarching objective to get and keep people moving. Products address the continuum of patient care, from injury prevention to reconstructive surgery to rehabilitation after surgery, injury or degenerative disease. Our business maintains leading positions throughout most of its two key product areas: Reconstructive, which consists of a broad line of hip, knee, shoulder, and foot and ankle implants; and Prevention and Recovery (“P&R”), which includes orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products.

25% of our medical technology business’ 2020 revenue was generated from our international markets, which between 2015 and 2019 grew at a CAGR of 60 basis points higher than our U.S. markets. Customers include orthopedic specialists, surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. This diverse customer base is reached through multiple distribution channels, including independent distributors and direct salespeople.

We operate in markets with strong secular growth drivers. Populations continue to grow and age, resulting in greater need to treat injuries and diseases like osteoarthritis. Healthcare access is expanding, and new technologies, processes and products create new avenues for patient care. In particular, strong growth is expected in the global orthopedic markets in the coming years. We believe our medical technology business demonstrated its resiliency to economic volatility by avoiding a revenue decline during the Great Recession of 2008-2009.

We believe our medical technology business is particularly well-positioned in the $50 billion orthopedics market. Our business serves the surgical implant market with innovative products, principally in the United States. We believe that our Empower knee implants have unique design characteristics that increase patient mobility and result in higher patient satisfaction. Our reverse shoulder implants have demonstrated a more rapid return to normal activity for patients than legacy anatomical designs. This part of our business achieved a 17% revenue CAGR between 2015 and 2019.

Our P&R products are sold throughout global markets under strong, well-recognized brands such as DonJoy®, Aircast®, Chattanooga and LiteForce. Our OfficeCare program provides stock and bill arrangements for approximately 3,300 orthopedic practices and other healthcare facilities in the United States. These arrangements increase our value to customers by supporting immediate product distribution to patients and reduced billing burdens for healthcare providers. Following our February 2019 acquisition of DJO, we applied CBS to improve P&R product deliveries to customers. In the second half of 2019, our historical Prevention and Rehabilitation business returned to growth, achieving growth of approximately 2.4% and 5.3% in the third and fourth quarters, respectively.

We believe that product innovation is an important differentiator in our markets. Over the past three years, our medical technology business has introduced over 70 new products, from which 17% of our revenue is now derived. Surgical innovations include the AltiVate Anatomic CS EDGE Shoulder System, a unique bone-conserving solution that is less invasive than traditional shoulder offerings. P&R innovations include the X4 Smart Brace With Motion Intelligence, the first of our planned family of cloud-based remote patient monitoring solutions. We expect to continue to expand our innovative offerings to support faster-than-market revenue growth.

The orthopedic market is fragmented with many market participants and new entrants, which we believe creates a significant number of potential acquisition targets. Over the past year, we invested approximately $140 million to acquire three high-growth businesses with combined gross margins of approximately 80%, which are expected to create significant earnings growth as they achieve greater scale. Two of these acquisitions, the STAR™ ankle product line and Trilliant Surgical®, create the foundation of our new growth platform in the fast-growing foot and ankle market. Our acquisition of LiteCure®, a market leader in therapeutic laser technology for human and animal health, brings a new, rapidly growing treatment modality to our recovery sciences product line and channels. Acquisitions are a core competency of our medical technology business, and we are focused on rapidly integrating these new businesses and expect to pursue additional acquisitions in the future.

Following the Separation, we expect that the medical technology company will be led by our President and Chief Executive Officer, Matthew Trerotola. Our Executive Vice President, Brady Shirley, will serve as its Chief Operating Officer and our Chief Financial Officer, Christopher Hix, will serve as its Chief Financial Officer. Headquartered in Delaware, with a significant presence in Dallas, Texas, the company will be renamed before the Separation is completed to reflect its strategic focus. The Separation is expected to enable the company to continue to expand its share in high-growth, high-margin served and adjacent markets through strategic M&A and innovation investments. We believe this will position the company with significant opportunities to deliver above-market growth, margin improvement and increased cash flow. Capital deployment is expected to be focused on supporting the company’s strategic growth program.

Our Corporate Information

We were organized as a Delaware corporation in 1998. Our principal executive offices are located at Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701. Our telephone number is (301) 323-9000. Our corporate website address is www.colfaxcorp.com. The information on or accessible through our website is not a part of, and should not be construed as being incorporated by reference in, this prospectus supplement.

THE OFFERING

Common stock offered by us	14,000,000 shares.

Underwriters’ option to purchase additional shares of common stock	We have granted the underwriters a 30-day option to purchase up to an additional 2,100,000 shares at the public offering price, less the underwriting discounts and commissions.

Common stock to be outstanding after this offering	132,496,687 shares (or 134,596,687 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional shares in full).

We intend to use the net proceeds from this offering to fund working capital and other general corporate purposes, which may include, among other things, capital expenditures and the repayment of indebtedness. See “Use of Proceeds.”

Dividend policy	We do not anticipate paying any dividends on our common stock in the foreseeable future; however, we may change this policy in the future.

Risk factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement, and the other information contained and incorporated by reference in this prospectus supplement, for a discussion of certain factors you should carefully consider before investing in our common stock.

NYSE symbol	“CFX.”

The number of shares of our common stock to be outstanding immediately after this offering is based on 118,496,687 shares outstanding as of December 31, 2020 and excludes:

•

22,104,840 shares issuable upon settlement of the purchase contracts that are a component of our tangible equity units (“TEUs”) outstanding as of December 31, 2020, assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts;

•	2,943,374 shares issuable upon exercise of stock options outstanding as of December 31, 2020, with a weighted-average exercise price of $35.76 per share;

•

833,963 shares issuable upon settlement of non-performance-based restricted stock units (“RSUs”) and 1,419,883 shares issuable upon settlement of performance-based restricted stock units (“PRSUs”) (assuming maximum performance is achieved) outstanding as of December 31, 2020, with a weighted-average grant-date fair value of $32.52 per share and $35.12 per share, respectively;

•	559,133 shares issuable upon exercise of stock options granted after December 31, 2020, with a weighted-average exercise price of $44.91 per share;

•

627,565 shares issuable upon settlement of RSUs and 389,140 shares issuable upon settlement of PRSUs (assuming maximum performance is achieved) granted after December 31, 2020, with a weighted-average grant-date fair value of $46.08 per share and $49.61 per share, respectively; and

•	4,245,953 shares reserved for future issuance under the Colfax Corporation 2020 Omnibus Incentive Plan as of December 31, 2020.

Unless otherwise indicated, this prospectus supplement assumes (i) no exercise by the underwriters of their option to purchase additional shares of our common stock and (ii) no exercise or settlement of the outstanding options and restricted stock awards described above subsequent to December 31, 2020.

Non-GAAP Financial Information

This prospectus supplement includes a discussion of adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP financial measures, because these are key metrics used by our management to assess our operating performance. Adjusted EBITDA represents net income from continuing operations, excluding restructuring and other related charges, European Union Medical Device Regulation (“MDR”) and other costs, strategic transaction costs, acquisition-related amortization and other non-cash charges, as well as depreciation and other amortization. Adjusted EBITDA margin is subject to the same adjustments as adjusted EBITDA. These non-GAAP financial measures assist our management in comparing its operating performance over time because certain items may obscure underlying business trends and make comparisons of long-term performance difficult, as they are of a nature and/or size that occur with inconsistent frequency or relate to discrete restructuring plans and other initiatives that are fundamentally different from our ongoing productivity improvements. Our management also believes that presenting these non-GAAP financial measures allows investors to view our performance using the same measures that we use in evaluating our financial and business performance and trends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. The below table sets forth a reconciliation of net income from continuing operations, the most directly comparable financial measure presented in accordance with GAAP, to adjusted EBITDA for each of the fiscal quarters in the year ended December 31, 2020 (some periods may not foot due to rounding).

	Three Months Ended
	April 3, 2020	July 3, 2020	October 2, 2020	December 31, 2020
(in millions)
Net income (loss) from continuing operations	$8.9	$(3.1)	$16.8	$41.5
Income tax expense (benefit)	13.2	(30.1)	19.5	(8.7)
Interest expense, net	24.8	28.3	25.6	25.6
Restructuring and other related charges(1)	11.0	11.2	6.3	16.5
MDR and other costs(2)	0.9	1.0	2.6	2.4
Strategic transaction costs(3)	0.9	1.7	0.6	(0.4)
Acquisition-related amortization and other non-cash charges(4)	35.8	36.1	36.2	35.8
Depreciation and other amortization	24.6	24.4	26.2	29.1

Adjusted EBITDA	$120.1	$69.5	$133.8	$141.9

(1)

Includes expense classified as cost of sales on our consolidated statements of operations of $1.8 million, $0.9 million, $2.2 million and $1.7 million for the three months ended April 3, 2020, July 3, 2020, October 2, 2020 and December 31, 2020, respectively.

(2)	Primarily related to costs specific to compliance with medical device reporting regulations and other MDR requirements.
(3)	Includes costs incurred for our acquisition of DJO.
(4)	Includes amortization of acquired intangibles and fair value charges on acquired inventory.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risk factors described below and in our Annual Report on Form 10-K for the year ended December 31, 2020 incorporated by reference in this prospectus supplement, as well as amendment or update thereto reflected in our subsequent filings with the SEC. The occurrence of any of these risks might cause you to lose all or part of your investment.

Risks Relating to the Separation

The Separation of our fabrication technology and medical technology business into two, differentiated, independent publicly traded companies may not be completed on the currently contemplated timeline, or at all, and may not achieve the intended benefits.

In March 2021, we announced our intention to separate our fabrication technology and medical technology business into two, differentiated, independent publicly traded companies. We are targeting completion of the Separation in the first quarter of 2022. Completion of the Separation is subject to, among other things, completion of financing and other transactions on satisfactory terms, other steps necessary to qualify the Separation as a generally tax-free transaction, receipt of other regulatory approvals, obtaining final approvals from our board of directors and market conditions. The Separation is complex in nature, and unanticipated developments or changes, including changes in the law, macroeconomic environment and competitive conditions of our markets, the need both to receive regulatory approvals or clearances and to satisfy the requirements to effectuate a generally tax-free transaction, the uncertainty of the financial markets and challenges in executing the Separation, could delay or prevent the completion of the Separation or cause the Separation to occur on terms or conditions that are different or less favorable than expected.

Whether or not we complete the Separation, our ongoing businesses may face material challenges in connection with the Separation, including, but not limited to:

•	the diversion of our management’s attention from operating and growing our business as a result of the significant amount of time and effort required to execute the Separation;

•	foreseen and unforeseen costs and expenses that will be incurred in connection with the Separation, including accounting, tax, legal and other professional services costs;

•	retaining existing business and operational relationships, including with customers, suppliers and employees, as well as cultivating new business relationships; and

•	potential negative reactions from the financial markets if we fail to complete the Separation in its currently intended form, within the anticipated time frame or at all.

Additionally, volatility in the world financial markets could increase borrowing costs or affect our ability to access the capital markets. Our ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our products or in the solvency of our customers or suppliers or if there are other significantly unfavorable changes in economic conditions. These conditions may adversely affect our anticipated timeline to complete the Separation and the expected benefits of the Separation, including by increasing the time and expense involved in the Separation. Other challenges associated with effectively executing the Separation include attracting, retaining and motivating key management and employees during the pendency of the Separation and following its completion, addressing any disruptions to our supply chain, manufacturing, sales and distribution, and other operations resulting from separating our fabrication and specialty medical technology business into two, differentiated, independent publicly traded companies.

Any of these factors could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or the price of our common stock. Furthermore, if the Separation is completed, we cannot provide assurance that the Separation will achieve the full strategic and financial benefits expected to result from the Separation, nor can we provide assurance that each independent company will be successful in meeting its objectives. See “Prospectus Supplement Summary—The Separation.”

If the Separation occurs, our financial and operational profile will change, and we will be a smaller, less diversified company than we are today.

If the Separation occurs, it will result in two smaller, less diversified companies, each with a more concentrated area of focus. As a result, each company may be more vulnerable to changing market conditions and competitive pressures, which could have a material adverse effect on our business, financial condition and results of operations. The diversification of revenues, costs and cash flows will diminish as a result of the Separation, such that each company’s results of operations, cash flows, working capital, effective tax rate and financing requirements may be subject to increased volatility, and each company’s ability to fund capital expenditures, investments and service our debt may be diminished. There can be no assurance that the combined value of the common stock of the two independent publicly traded companies following the completion of the Separation will be equal to or greater than what the value of our common stock would have been had the Separation not occurred.

If the Separation and/or certain related transactions do not qualify as transactions that are generally tax-free for U.S. federal income tax purposes, we and our stockholders could be subject to significant tax liabilities.

Notwithstanding that we intend to structure the Separation to generally be a tax-free transaction, the U.S. Internal Revenue Service (the “IRS”) could determine that the Separation and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not assert that the Separation and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, we and our stockholders could be subject to significant U.S. federal income tax liability.

If the Separation, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), in general, for U.S. federal income tax purposes, we would recognize taxable gain as if we had sold the common stock of the separated entity in a taxable sale for its fair market value (unless we and the separated entity jointly make an election under Section 336(e) of the Code with respect to the Separation, in which case, in general, (a) we would recognize taxable gain as if the separated entity had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of its common stock and the assumption of all its liabilities and (b) the separated entity would obtain a related step-up in the basis of its assets), and our stockholders who receive shares of common stock of the separated entity in the Separation would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

Risks Relating to this Offering

Future issuances of our common stock, or the perception that such future issuances might occur, may cause our stock price to decline.

Sales or other issuances of a substantial number of shares of our common stock in the public market, or the perception that these sales or other issuances might occur, could cause the market price of our common stock to decline and impair our ability to raise capital through the sale of additional equity securities. A substantial majority of the outstanding shares of our common stock are, and the shares of our common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). In addition, our growth strategy will require additional capital investment to complete acquisitions, integrate the completed acquisitions into our existing operations and expand into new markets. We intend to complete future acquisitions using, among other things, our capital stock, whether by selling shares for cash or issuing shares as acquisition consideration. We have also entered into registration rights agreements with certain of our stockholders pursuant to which they and their permitted transferees have registration rights for the resale of certain shares of our common stock. Finally, certain of our directors and executive officers have adopted, and others may in the future adopt, written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act, under which they have contracted, or may in the future contract, with a broker to sell shares of our common stock. If a substantial number of shares of our common stock or securities convertible or exchangeable for our common stock are issued or sold, or if it is perceived that they might be sold, in the public market, it could have a material adverse impact on the market price of our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described under “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. In addition, our management might not apply the net proceeds from this offering in ways that ultimately increase the value of your investment. The failure by our management to apply such proceeds effectively could harm our business. Pending their use, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained and incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including those regarding: the impact of the COVID-19 global pandemic, including the actions by governments, businesses and individuals in response to the situation, on the global and regional economies, financial markets and overall demand for our products; projections of revenue, profit margins, expenses, tax provisions and tax rates, earnings or losses from operations, impact of foreign exchange rates, cash flows, pension and benefit obligations and funding requirements, synergies or other financial items; plans, strategies and objectives of our management for future operations, including statements relating to potential acquisitions, compensation plans or purchase commitments; developments, performance, or industry or market rankings relating to products or services; future economic conditions or performance; the outcome of outstanding claims or legal proceedings, including asbestos-related liabilities and insurance coverage litigation; potential gains and recoveries of costs; assumptions underlying any of the foregoing; and any other statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements may be, but are not always, characterized by terminology such as “believe,” “anticipate,” “should,” “would,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “targets,” “aims,” “seeks,” “sees” and similar expressions. Forward-looking statements are based on assumptions and assessments made by our management as of the date of this prospectus supplement in light of their experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. Forward-looking statements are subject to a number of risks and uncertainties. Actual results could differ materially due to numerous factors, including, but not limited to, the following:

•

risks relating to the impact of the COVID-19 global pandemic, including actions by governments, businesses and individuals in response to the situation, such as the scope and duration of the outbreak, the nature and effectiveness of government actions and restrictive measures implemented in response, delays and cancellations of medical procedures, supply chain disruptions, the impact on creditworthiness and financial viability of customers, and other impacts on our business and ability to execute business continuity plans;

•

risks relating to the Separation, including the final approval of the Separation by our board of directors, the uncertainty of obtaining regulatory approvals, including IRS rulings, if sought, our ability to satisfactorily complete steps necessary for the Separation and related transactions to be generally tax-free for U.S. federal income tax purposes, the ability to satisfy the necessary conditions to complete the Separation on a timely basis, or at all, our ability to realize the anticipated benefits of the Separation, developments related to the impact of the COVID-19 pandemic on the Separation and the financial and operating performance of each company following the Separation;

•	changes in the general economy, as well as the cyclical nature of the markets we serve;

•	volatility in the commodity markets and certain commodity prices, including oil and steel, due to economic disruptions from the COVID-19 pandemic and various geopolitical events;

•	our ability to identify, finance, acquire and successfully integrate attractive acquisition targets;

•	our exposure to unanticipated liabilities resulting from acquisitions;

•	our ability and the ability of our customers to access required capital at a reasonable cost;

•	our ability to accurately estimate the cost of or realize savings from our restructuring programs;

•	the amount of and our ability to estimate our asbestos-related liabilities;

•	the solvency of our insurers and the likelihood of their payment for asbestos-related costs;

•	material disruptions at any of our manufacturing facilities;

•	noncompliance with various laws and regulations associated with our international operations, including anti-bribery laws, export control regulations and sanctions and embargoes;

•	risks associated with our international operations, including risks from trade protection measures and other changes in trade relations;

•	risks associated with the representation of our employees by trade unions and work councils;

•	our exposure to product liability claims;

•	potential costs and liabilities associated with environmental, health and safety laws and regulations;

•	failure to maintain, protect and defend our intellectual property rights;

•	the loss of key members of our leadership team;

•	restrictions in our principal credit facility that may limit our flexibility in operating our business;

•	impairment in the value of intangible assets;

•	the funding requirements or obligations of our defined benefit pension plans and other post-retirement benefit plans;

•	significant movements in foreign currency exchange rates;

•	availability and cost of raw materials, parts and components used in our products;

•	new regulations and customer preferences reflecting an increased focus on environmental, social and governance issues, including new regulations related to the use of conflict minerals;

•	service interruptions, data corruption, cyber-based attacks or network security breaches affecting our information technology infrastructure;

•	risks arising from changes in technology;

•	the competitive environment in our industries;

•

changes in our tax rates, realizability of deferred tax assets, or exposure to additional income tax liabilities, including the effects of the COVID-19 global pandemic and the Coronavirus Aid, Relief, and Economic Security Act;

•	our ability to manage and grow our business and execution of our business and growth strategies;

•	the level of capital investment and expenditures by our customers in our strategic markets;

•	our financial performance;

•	difficulties and delays in integrating or fully realizing projected cost savings and benefits of our acquisitions; and

•	the other risks set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020.

The effects of the COVID-19 pandemic, including actions by governments, businesses and individuals in response to the situation, may give rise or contribute to, or amplify the risks associated with, many of these factors.

Forward-looking statements are not guarantees of future performance. Actual results, developments and business decisions may differ materially from those envisaged by forward-looking statements. The forward-looking statements contained in this prospectus supplement speak only as of the date of this prospectus supplement. We do not assume any obligation and do not intend to update any forward-looking statement except as required by law.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $        million (or $        million if the underwriters exercise their option to purchase additional shares in full).

We intend to use the net proceeds from this offering to fund working capital and other general corporate purposes, which may include, among other things, capital expenditures and the repayment of indebtedness. Our expected use of the net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus supplement, we cannot predict with complete certainty all of the particular uses for such proceeds or the actual amounts that we will spend on the uses set forth above. The amount and timing of our actual expenditures will depend upon numerous factors and, accordingly, our management will have broad discretion in the application of such proceeds. Our management will also have discretion to allocate such proceeds for acquisitions of, or investments in, complementary businesses and products, though we have no current agreements or commitments to do so. Pending the uses described above, we plan to invest the net proceeds from this offering in demand deposit accounts or short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2020:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale of 14,000,000 shares of our common stock in this offering.

You should read the following table together with “Risk Factors,” “Use of Proceeds” and our audited consolidated financial statements and accompanying notes incorporated by reference in this prospectus supplement.

	December 31, 2020
(iu thousands, except share data)	Actual	As Adjusted
Cash and cash equivalents	$97,068	$

Total debt, including current portion	$2,231,243		$2,231,243

Equity:
Common stock, $0.001 par value per share; 400,000,000 shares authorized; 118,496,687 shares issued and outstanding, actual; 132,496,687 shares issued and outstanding, as adjusted(1)	$118	$
Additional paid-in capital	3,478,008
Retained earnings	517,367		517,367
Accumulated other comprehensive loss	(452,106)		(452,106)

Total Colfax Corporation equity	3,543,387
Noncontrolling interest	44,487		44,487

Total equity	3,587,874

Total capitalization	$5,819,117	$

(1)	The actual and as adjusted share information excludes:

•

22,104,840 shares issuable upon settlement of the purchase contracts that are a component of our TEUs outstanding as of December 31, 2020, assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts;

•	2,943,374 shares issuable upon exercise of stock options outstanding as of December 31, 2020, with a weighted-average exercise price of $35.76 per share;

•

833,963 shares issuable upon settlement of RSUs and 1,419,883 shares issuable upon settlement of PRSUs (assuming maximum performance is achieved) outstanding as of December 31, 2020, with a weighted-average grant-date fair value of $32.52 per share and $35.12 per share, respectively;

•	559,133 shares issuable upon exercise of stock options granted after December 31, 2020, with a weighted-average exercise price of $44.91 per share;

•

627,565 shares issuable upon settlement of RSUs and 389,140 shares issuable upon settlement of PRSUs (assuming maximum performance is achieved) granted after December 31, 2020, with a weighted-average grant-date fair value of $46.08 per share and $49.61 per share, respectively; and

•	4,245,953 shares reserved for future issuance under the Colfax Corporation 2020 Omnibus Incentive Plan as of December 31, 2020.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”) are summaries and are qualified by reference to our Certificate of Incorporation and Bylaws.

Our authorized capital stock consists of 400,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 2020, there were 118,496,687 shares of common stock and no shares of preferred stock outstanding.

Common Stock

Subject to the rights of the holders of any series of preferred stock, the holders of shares of common stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise its vote either in person or by proxy. Subject to any preferences to which holders of shares of preferred stock may be entitled, the holders of outstanding shares of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event that we liquidate, dissolve or wind up, the holders of outstanding shares of common stock are entitled to share ratably in all of our assets which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences, if any, to which holders of shares of preferred stock may be entitled. The holders of outstanding shares of common stock do not have any preemptive, subscription, redemption or sinking fund rights. The outstanding shares of common stock are, and upon issuance and sale as contemplated hereby the shares to be issued in the offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

Our Certificate of Incorporation authorizes us to issue up to 20,000,000 shares of preferred stock, in one or more series and containing the rights, privileges and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights or sinking fund rights, as may from time to time be determined by our board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings or other matters as our board of directors deems to be appropriate. In the event that any shares of preferred stock shall be issued, a certificate of designations, setting forth the series of the preferred stock and the relative rights, privileges and limitations with respect thereto, is required to be filed with the Secretary of State of the State of Delaware. The effect of having preferred stock authorized is that our board of directors alone, within the bounds of and subject to the federal securities laws and the Delaware General Corporation Law (the “DGCL”), may be able to authorize the issuance of preferred stock, which may adversely affect the voting and other rights of holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change in control of our company.

Registration Rights Agreements

On May 30, 2003, we entered into a registration rights agreement, as amended on February 18, 2013, with Mitchell P. Rales and Steven M. Rales (the “2003 Registration Rights Agreement”). On January 24, 2012, we entered into registration rights agreements with Mitchell P. Rales, Steven M. Rales and Markel Corporation (the “Investors”) in connection with the issuance and sale of (i) 2,170,139 shares of common stock to Mitchell P. Rales, (ii) 2,170,139 shares of common stock to Steven M. Rales and (iii) 1,085,070 shares of common stock to Markel Corporation (the “2012 Registration Rights Agreements” and, together with the 2003 Registration Rights Agreement, the “Registration Rights Agreements”). The Investors have registration rights with respect to these shares of common stock, to the extent still beneficially owned by each of the Investors, under the Registration Rights Agreements as follows:

Shelf Registration and Demand Registration

The Investors have shelf registration rights under the Registration Rights Agreements. Under the 2003 Registration Rights Agreement, holders of at least 30% of the registrable shares covered by the 2003 Registration Rights Agreement can, under certain conditions, request that we file up to two registration statements registering all or a portion of their registrable shares, provided that the net offering price for such registration is at least $5,000,000. Under the 2012 Registration Rights Agreements, we were required, no later than three months after January 24, 2012, to file a registration statement covering the resale of the registrable shares covered by the 2012 Registration Rights Agreements and to use reasonable best efforts to keep such a registration statement continuously effective. If we do not maintain the effectiveness of the shelf registration statement, the Investors each may require us to register the number of registrable securities beneficially owned by such Investors or any permitted transferees of registrable securities under the Securities Act, subject to certain limitations.

Piggyback Registration

If at any time we have determined to file a registration statement in connection with an offering of any of our equity securities, with certain exceptions, we will give the Investors notice of such registration and include in such registration all securities held by the Investor or any permitted transferee of registrable securities, included by such persons in a written request, subject to certain customary cut-backs.

Expenses

We will pay all fees and expenses in connection with the registration rights set forth above, including, under the 2012 Registration Rights Agreements, the reasonable fees or disbursements of one counsel for each of the Investors or their permitted transferees, as selling holders of the registrable securities, but excluding any other expenses of the selling holders or underwriting commissions.

Indemnification

Subject to certain qualifications and limitations, we will indemnify each of the Investors and any permitted transferees of registrable securities and their officers, directors, employees and each underwriter and certain related parties for losses they incur as a result of acts or omissions by us or our subsidiaries in connection with any such registration.

Registrable Shares of Common Stock

Shares cease to be registrable securities when (i) a registration statement with respect to the sale by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been distributed to the public in accordance with Rule 144 under the Securities Act or are able to be sold pursuant to Rule 144 under the Securities Act (or any similar provision then in force, but not Rule 144A) without volume, manner of sale or notice limitations or requirements or (iii) they shall have ceased to be outstanding.

Anti-Takeover Provisions of the DGCL and our Certificate of Incorporation and Bylaws

Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve, even if a change in control would be beneficial to the interests of our stockholders.

Certificate of Incorporation and Bylaws Provisions

Number of Directors; Removal; Filling Vacancies

Our Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors constituting our entire board of directors will be fixed from time to time by action of not less than a majority of the directors then in office. The number may not be less than three or more than nine, unless approved by action of not less than two-thirds of the directors then in office. In addition, our Bylaws provide that, subject to any rights of holders of preferred stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on our board of directors resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by our board of directors (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, our board of directors could prevent any stockholder from enlarging the Board and filling the new directorships with that stockholder’s own nominees.

Limitation on Special Meetings; No Stockholder Action by Written Consent

Our Certificate of Incorporation and our Bylaws provide that (subject to the rights, if any, of holders of any class or series of preferred stock then outstanding) (i) only the chairman of our board of directors or a majority of our board of directors will be able to call a special meeting of stockholders; (ii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of our board of directors; and (iii) stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of our board of directors, except at an annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our Bylaws establish an advance notice procedure for stockholders to nominate candidates for election as director, or to bring other business before an annual meeting of our stockholders.

This procedure provides that, subject to the rights of any holders of preferred stock, only persons who are nominated by or at the direction of our board of directors, any committee appointed by our board of directors, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors. The procedure provides that at an annual meeting only that business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors, any committee appointed by our board of directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring that business before the meeting. Under the procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting generally must be received by the secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (although under certain circumstances the notice period may differ). A stockholder’s notice proposing to nominate a person for election as director must contain specific information about the nominating stockholder and the proposed nominee. A stockholder’s notice relating to the conduct of business other than the nomination of directors must contain specific information about the business and about the proposing stockholder. If the chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the procedure, the person will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

Although our Bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us or our stockholders.

Limitation of Liability of Directors

Our Bylaws provide that we must indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services provided to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

Our Certificate of Incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or

•	any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our Bylaws require us to indemnify our directors and officers to the fullest extent not prohibited by Delaware law. We may decline to indemnify any director or executive officer in connection with any proceeding initiated by any director or executive officer or any proceeding by any director or executive officer against us or our directors, officers, employees or other agents, unless indemnification is expressly required to be made by law or the proceeding was authorized by our board of directors.

We have entered into agreements with our directors and certain of our executive officers to give the directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Bylaws and to provide additional procedural protections.

Transfer Agent and Registrar

EQ Shareowner Services is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the NYSE under the trading symbol “CFX.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of the shares of our common stock to be issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and do not currently intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax, the Medicare contribution tax on net investment income or any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” (as defined in the Code). In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	tax-qualified retirement plans.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE

APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation but that qualifies for a reduced treaty rate may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, generally, a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of is worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld.

In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC and Evercore Group L.L.C. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Evercore Group L.L.C
Morgan Stanley & Co. LLC
UBS Securities LLC

Total	14,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 2,100,000 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,100,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed with the underwriters that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition, submission or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, without the prior written consent of Goldman Sachs & Co. LLC and Evercore Group L.L.C. (the “representatives”) for a period of 45 days after the date of this prospectus supplement (such period, the “restricted period”).

The restrictions on our actions, as described above, do not apply to (i) the shares to be sold hereunder, (ii) any shares of common stock issued upon the exercise of any option or warrant, or the vesting of restricted stock units or the conversion or exchange of a security outstanding on the date of the underwriting agreement, (iii) pursuant to our stock-based compensation plans, (iv) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act during the restricted period, provided that such plan does not provide for the transfer of shares of common stock during the restricted period and the establishment of such plan does not require or otherwise result in any public filing or other public announcement of such plan during the restricted period, (v) shares of common stock to be issued to one or more counterparties in connection with a bona fide commercial relationship (including joint ventures, marketing or distribution arrangements, collaboration agreements or intellectual property license agreements) or any acquisition of assets or not less than a majority or controlling portion of the equity of another entity, provided, that (A) the aggregate number of shares of common stock issued under this subsection (v) shall not exceed 7.5% of the number of shares of common stock outstanding as of the date of this prospectus supplement (prior to giving effect to this offering), and (B) prior to such issuance, each recipient of such shares under this subsection (v) shall execute and deliver to the representatives a lock-up agreement (as described below), and (vi) the filing of any registration statement on Form S-8 or a successor form thereto relating to the shares of common stock granted pursuant to or reserved for issuance under our stock-based compensation plans.

Our directors and executive officers (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for the restricted period, may not, without the prior written consent of the representatives (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (collectively, the “lock-up securities”), or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in (i) or (ii) above is to be settled by delivery of lock-up securities, in cash or otherwise, (iii) publicly disclose to the intention to do any of the foregoing or (iv) make any demand for or exercise any right with respect to the registration of any lock-up securities. Steven Rales, one of our current stockholders, is not entering into any lock-up agreement with the underwriters.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (i) transfers of lock-up securities as bona fide gifts, including, in the case of the chairman of our board of directors only, the planned transfer to charitable organizations or charitable trusts with respect to up to $2.5 million in shares of common stock in the aggregate, (ii) dispositions to any trust for the direct or indirect benefit of the lock-up party and/or his or her immediate family, (iii) dispositions of shares of common stock to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the lock-up party and/or his or her immediate family, (iv) dispositions by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the lock-up party, (v) distributions of shares of common stock to partners, members or stockholders of the lock-up party or to his or her affiliates or to any investment fund or other entity controlled or managed by the lock-up party, (vi) in the case of the exercise of an option granted pursuant to our stock incentive plan, transfers to us in connection with (A) the “net” or “cashless” exercise of such options in accordance with their terms, (B) the surrender to us of common stock in lieu of payment in cash of the exercise price thereof or (C) the satisfaction of the payment to us of the exercise price thereof, provided that that following any such transfers, the foregoing restrictions shall apply to any securities issued to and retained by the lock-up party upon such exercise and provided, further that, if required, any public report or filing under Section 16 of the Exchange Act, shall clearly indicate in the footnotes thereto that the filing relates to the exercise of a stock option, that no shares of common stock were sold by the reporting person and that common stock received upon exercise of the stock option are subject to this lock-up agreement, (vii) the entry into any trading plan established pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for any sales or other dispositions of common stock during the restricted period and no public announcement or public disclosure of entry into such plan is made or required to be made, (viii) the transfer of shares pursuant to a written plan in effect on the date of this prospectus supplement meeting the requirements of Rule 10b5-1 under the Exchange Act, provided that filings under Section 16(a) of the Exchange Act shall include a statement that such transfer of shares was effected pursuant to a written plan meeting the requirements of Rule 10b5-1 of the Exchange Act, (ix) the repurchase of common stock by us in connection with termination of the lock-up party’s employment with us, (x) transactions relating to common stock acquired by the lock-up party in this offering or in open market transactions after the completion of this offering, provided that no public disclosure or filing under Section 16(a) of the Exchange Act will be required or will be voluntarily made during the restricted period in connection with such transactions, (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction involving the transfer, in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter pursuant to this offering), of our voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of our (or our surviving entity) outstanding voting securities, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the lock-up securities shall remain subject to the lock-up agreement, or (xii) in the case of exercise or vesting of an option, restricted stock unit or similar security granted pursuant to one of our compensation plans, sales to meet tax obligations related to such exercise or vesting (or related delivery) of such securities pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act or otherwise, provided that such sales (A) are consistent with past practice and (B) relate to no more than 5,000 shares of common stock, and provided, further, that if required, any public report or filing under Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the exercise or vesting of an option, restricted stock unit or similar security and a related sale to meet tax obligations.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

We estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $         .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. An affiliate of Goldman, Sachs & Co. LLC is a joint bookrunner and a lender under our credit facilities, and Goldman, Sachs & Co. LLC and Evercore Group L.L.C., or affiliates thereof, are serving as our financial advisors in connection with the Separation. Affiliates of Morgan Stanley & Co. LLC and UBS Securities LLC are also lenders under our credit facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

An offer to the public of any shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to this offering, our company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and this offering of the shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and this offering of the shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority the (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor has it taken steps to verify the information set forth herein, and it has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (the “ASIC”) as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to the shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of the shares under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of the shares for resale in Australia within twelve months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to such resale. By applying for the shares, you undertake to us that you will not, for a period of twelve months from the date of issue of the shares, offer, transfer, assign or otherwise alienate the shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with the ASIC.

LEGAL MATTERS

Latham & Watkins LLP will pass upon the validity of the common stock offered by this prospectus supplement. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher  & Bartlett LLP.

EXPERTS

The consolidated financial statements of Colfax Corporation appearing in Colfax Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of Colfax Corporation’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of their respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

COLFAX CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may from time to time offer to sell our senior or subordinated debt securities, common stock or preferred stock, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. The senior or subordinated debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “CFX.” The senior or subordinated debt securities, preferred stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our principal executive offices are located at 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701. Our telephone number is (301) 323-9000.

Investing in our securities involves certain risks. See the “Risk Factors” section of our filings with the Securities and Exchange Commission as well as the risk factors and other information contained in the applicable prospectus supplement, any related free writing prospectus and in the documents we incorporate by reference into this prospectus or any applicable prospectus supplement. See “Where You Can Find More Information.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 18, 2021

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

Statements contained in this prospectus, any prospectus supplement and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus or any prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our investor relations website, http://ir.colfaxcorp.com, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at http://ir.colfaxcorp.com. Additionally, the SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that are filed electronically with the SEC, accessible at http://www.sec.gov.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “registrant,” “we,” “us,” and “our” refer to Colfax Corporation and its subsidiaries.

ABOUT THE COMPANY

We are a leading diversified technology company that provides fabrication technology and medical technology products and services to customers around the world principally under the ESAB and DJO brands. We have been built through a series of acquisitions, as well as organic growth, since our founding in 1995. We seek to build an enduring premier global enterprise by applying the Colfax Business System to continuously improve our company and pursue growth in revenues and improvements in profit and cash flow.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 18, 2021 (File No. 001-34045);

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2020 (File No. 001-34045);

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•

The description of our common stock, par value $0.001 per share, contained in the Registration Statement on Form 8-A, filed with the SEC on May 5, 2008 (File No. 001-34045), registering our common stock pursuant to Section  12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by Exhibit 4.8 to our Annual Report on Form 10-K for the year ended December 31, 2019 (File No. 001-34045), including any and all amendments and reports filed under Section 13(a) or 15(d) of the Exchange Act for the purpose of updating such description; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

Colfax Corporation

ATTN: Corporate Secretary

420 National Business Parkway, 5th Floor

Annapolis Junction, Maryland 20701

(301) 323-9000

You should rely only on the information incorporated by reference or provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with other information.

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders. Unless otherwise stated in the applicable prospectus supplement, we will use the proceeds of any offering for general corporate purposes, which may include repayment of debt, acquisitions, additions to working capital and capital expenditures.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the senior or subordinated debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts or units that may be offered under this prospectus.

Any senior debt securities offered under this prospectus will be governed by a senior debt indenture, and any subordinated debt securities offered under this prospectus will be governed by a subordinated debt indenture. The forms of both indentures have been filed as exhibits hereto.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution for the securities to be offered under the supplement. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

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SELLING SECURITY HOLDERS

We will set forth information about selling security holders, where applicable, in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

VALIDITY OF THE SECURITIES

Gibson, Dunn & Crutcher LLP will pass upon the validity of any securities issued under this prospectus. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Colfax Corporation appearing in Colfax Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of Colfax Corporation’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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14,000,000 Shares

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC

Evercore ISI

Morgan Stanley

UBS Investment Bank

                , 2021